Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4/A of Banc of California, Inc. of our report dated March 12, 2021, relating to the consolidated financial statements of Pacific Mercantile Bancorp appearing in the Annual Report on Form 10-K/A of Pacific Mercantile Bancorp for the year ended December 31, 2020, and incorporated by reference in the joint proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such joint proxy statement/prospectus.

/s/ RSM US LLP

Irvine, California
May 11, 2021